Exhibit 99.1

NEWS RELEASE

Date:	February 27, 2008

FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg

Beacon Street Group

817-310-0051

XETA TECHNOLOGIES REPORTS FIRST QUARTER FY08 FINANCIAL RESULTS

•                  Q108 Revenue: $17.9 million (increase of 12% year over year)

•                  Q108 EPS: $0.04 vs. Q107 EPS $0.02

Broken Arrow, OK - XETA Technologies (NASDAQ:XETA) today announced first quarter earnings of $389,000, or $0.04 per diluted share, on revenue of $17.9 million for the quarter ended January 31, 2008. This compares to earnings of $170,000, or $0.02 per diluted share, on revenue of $16.1 million for the quarter ended January 31, 2007.

“XETA delivered another solid quarter of year-over-year revenue and earnings growth, demonstrating our abilities to successfully execute our strategies.” said Greg Forrest, President and CEO of XETA Technologies.

During the first quarter of fiscal 2008, services revenue increased 11 percent to $9.7 million from $8.8 million posted during the first quarter of 2007.  The growth in services revenue was primarily due to a $1.2 million increase in contract and time and material services.  Mr. Forrest continued, “The recurring nature of contract and time and materials services revenue improves our overall profitability, adds greater stability and predictability to our earnings, and continues to be a strategic focus for XETA.”

First quarter 2008 systems sales increased 10 percent to $7.7 million versus $7.0 million recorded in the first quarter of 2007.  The improvement in systems sales was due primarily to a strong increase in commercial systems sales, a trend that the Company expects to continue into the second quarter of fiscal 2008.

Highlights of the first quarter of fiscal 2008 included:

•                  Continued growth in commercial recurring services revenue — During the first quarter, commercial recurring services revenue grew 46% to $3.3 million, and now accounts for 34% of service revenue, up from 26% during 1Q07 and 20% in 1Q06.

•                  Implementation of the initial systems under the Miami-Dade County Public Schools System (“MDCPS) project — In the fourth quarter of fiscal 2007, the Company was awarded a series of purchase orders to supply voice equipment and installation services to MDCPS.  The value of these orders is expected to exceed $10 million, which collectively represents the largest order in the Company’s history.  Shipments and installations of these systems began to ramp up towards the end of the quarter.

•                  The receipt of first orders for Mitel communications systems — In October of 2007, the Company announced that it had become an authorized dealer of Mitel’s integrated communications solutions and services, primarily targeted at the hospitality market.  After completing sales and technical training programs for Mitel’s equipment and service offerings, the Company received its first Mitel-related orders late in the quarter.  Revenues from sales of Mitel systems are expected to contribute to revenue beginning in the second half of fiscal 2008.

The Company reiterated its FY08 guidance of revenue growth in excess of 15% and earnings per diluted share in the range of $0.22 to $0.28.  Second quarter earnings per diluted share are expected to be in the range of $0.03 to $0.05.

The Company will host a conference call and webcast to discuss these results at 4:00 p.m. Central Time on Wednesday, February 27, 2008. Interested parties may access the conference call via telephone by dialing 877-407-8033. The call is being webcast and can be accessed at XETA’s website www.xeta.com under the investor relations portion of the website. A replay of the webcast will be archived on the Company’s website for 60 days.

		Three Months Ended
Condensed Consolidated Statements of Income		January 31,
		2008	2007

Sales	Services	$9,725	$8,777
	Systems	7,714	7,027
	Other	511	247
	Total	17,950	16,051

Cost of Sales	Services	7,131	6,348
	Systems	5,787	5,308
	Other	442	443
	Total	13,360	12,099

Gross Profit		4,590	3,952

Gross Profit Margin		26%	25%

Operating Expense
Selling, General and Administrative		3,662	3,529
Amortization		203	140
Total Operating Expenses		3,865	3,669

Income from Operations		725	283

Interest Expense		(103)	(10)
Interest and Other Income		18	17
Total Interest and Other Expense		(85)	7

Income Before Provision for Income Taxes		640	290
Provision for Income Taxes		251	120
Net Income after Tax		$389	$170

Basic Earnings Per Share		$0.04	$0.02
Diluted Earnings Per Share		$0.04	$0.02
Wt. Avg. Common Shares Outstanding		10,225	10,215
Wt. Avg. Common Equivalent Shares		10,250	10,215

(The information is unaudited and is presented in thousands except percentages and per-share data.)

Consolidated Balance Sheet Highlight			January 31, 2008	October 31, 2007
Assets	Current	Cash	$151	$403
		Receivables (net)	17,174	16,236
		Inventories (net)	5,232	4,297
		Other	2,586	1,944
		Subtotal	25,143	22,880

	Non-Current	PPE (net)	10,602	10,611
	Goodwill & Intangibles		26,617	26,469
	Other		136	136
	Subtotal		37,355	37,216

	Total Assets		$62,498	$60,096

Liabilities	Current	Revolving Line of Credit	$4,819	$2,759
		Accounts Payable	5,719	5,670
		Accrued Liabilities	2,833	3,565
		Unearned Revenue	2,693	2,212
		Notes Payable	171	171
		Subtotal	16,235	14,377

	Non-Current	Long Term Debt	1,312	1,355
		Noncurrent Deferred Tax Liability	4,716	4,632
		Other	258	293
		Subtotal	6,286	6,280

	Total Liabilities		22,521	20,657

Equity			39,977	39,439

(The information is unaudited and is presented in thousands.)

Reconciliation of EBITDA to Net Income	Quarter Ending Jan 31st
	2008	2007

Net Income (Loss)	$389	$170
Interest	103	10
Provision (Benefit) for Income Taxes	251	120
Depreciation	167	123
Amortization	203	140
EBITDA(*)	$1,113	$563

(The information is presented in thousands.)

* The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment and comparison of financial performance between accounting periods. XETA believes that EBITDA is often used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is provided above.

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About XETA Technologies

XETA is a leading provider of communication technologies with a comprehensive array of products and services available from industry leaders. The Company has earned and continues to maintain the industry’s most prestigious certifications as an Avaya Platinum Business Partner, Nortel Elite Advantage Partner, and Mitel premium PARTNER. Being able to provide solutions and service for these leading vendors is a unique value proposition for Fortune 1000 customers with multiple locations and complex networks. With a 25 year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA (Nasdaq:XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning systems sales, profitability and earnings expectations. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to: the Company’s ability to maintain and improve upon current gross profit margins; delays in installation schedule or other adverse events impacting expected revenues and gross profits from the Miami-Dade County Public School system orders; the success of the Mitel product and services offering; the Company’s ability to acquire and retain the technical competencies needed to implement new advanced communications technologies; intense competition and industry consolidation; dependence upon a single customer for the recent growth in the Company’s Managed Services offering; the availability and retention of revenue professionals and certified technicians; and capital spending trends in the Company’s markets.  Additional factors that could affect actual results are described in Item 1.A entitled “Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2007.